CERTIFICATE OF DESIGNATION

Rights, Preferences, Privileges and Restrictions
of
Series A Convertible Preferred Stock

There are 50,000,000 shares of Preferred Stock authorized by the Corporation’s amended Articles of Incorporation.

No shares of the Preferred Stock have been issued.

The Corporation’s board of directors has designated 20,000,000 shares of the Corporation’s Preferred Stock as Series A Convertible Preferred Stock.

The rights, preferences, privileges, and restrictions granted to and imposed upon the Series A Convertible Preferred Stock are as follows:

Subject to compliance with applicable protective voting rights which have been or may be granted to any other preferred stock, or series thereof in the Articles of Incorporation (“Protective Provisions”), but notwithstanding any other rights of any other preferred stock or any series thereof, the rights, preferences, privileges and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to dividend, liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of preferred stock or common stock.  Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

I.           Dividend Rate and Rights.  Holders of the Series A Convertible Preferred Stock shall be entitled to receive dividends or other distributions with the holders of the Common Stock on an as converted basis when, as, and if declared by the Directors of the Corporation.

II.           Liquidation Preference.

A. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

1. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, prior to the holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to one cent ($.01) per share with respect to each share of Series A Convertible Preferred Stock, plus all declared but unpaid dividends with respect to such share.

2. If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

3. After payment of the full amounts to the holders of Series A Convertible Preferred Stock as set forth above in paragraph (1), any remaining assets of the Corporation shall be distributed pro rata to the holders of the Preferred Stock and Common Stock (in the case of the Preferred Stock, on an “as converted” basis into Common Stock).

B. For purposes of this Section 2, and unless a majority of the holders of the Series A Convertible Preferred Stock affirmatively vote or agree by written consent to the contrary, a Liquidation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) and (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

C. If any of the assets of the Corporation are to be distributed other than in cash under this Section 3, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser’s valuation.

IV.           Voting Rights.  Except as otherwise required by law, the holders of Series A Convertible Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) each share of Series A Convertible Preferred Stock shall have two (2) votes per share of Series A Convertible Preferred Stock held as of such date; and (ii) the holders of Common Stock shall have one vote per share of Common Stock held as of such date.

III.           Covenants.

In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, do any of the following:

1. take any action which would either alter, change or affect the rights, preferences, privileges or restrictions of the Series A Convertible Preferred Stock or increase the number of shares of such Series A Convertible Preferred Stock authorized hereby or designate any other series of Preferred Stock;

2. increase the size of any equity incentive plan(s) or arrangements;

3. make fundamental changes to the business of the Corporation;

4. make any changes to the terms of the Series A Convertible Preferred Stock or to the Corporation’s Articles of Incorporation or Bylaws, including by designation of any stock;

5. create any new class of shares having preferences over or being on a parity with the Series A Convertible Preferred Stock as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A Convertible Preferred Stock then outstanding;

6. make any change in the size or number of authorized directors;

7. repurchase any of the Corporation’s Common Stock;

8. sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation or more than 50% of the stock of the Corporation in a single transaction; or

9. make any payment of dividends or other distributions or any redemption or repurchase of stock or options or warrants to purchase stock of the Corporation.

10. make any sale of additional Series A Convertible Preferred Stock.

IV.           Reissuance.  No share or shares of Series A Convertible Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series A Convertible Preferred Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

V.           Notices.  Unless otherwise specified in the Corporation’s Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Convertible Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

VI.           Conversion Rights.                                           At any time following the issuance of the Series A Convertible Preferred Stock, the holder thereof may, at the holder’s sole option, convert all or any portion of the Series A Convertible Preferred Stock held by the holder as follows:  The Series A Convertible Preferred Stock may be converted into the Corporation’s common stock by:  (i) Dividing the number of shares of Series A Convertible Preferred Stock to be converted by; (ii) the average closing price of the Corporation’s common stock based upon the ten (10) days trading days immediately preceding the conversion date as quoted on www.yahoo/finance.com.

                         /s/ H. Phil Cash
_____________________________
H. Phil Cash
President